[American Equity letterhead]

April 24, 2006

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen,

With reference to the Registration Statement on Form N-4 filed by American Equity Investment Life Insurance Company (“Company”) and its American Equity Life Annuity Account with the Securities and Exchange Commission covering certain variable annuity contracts, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that:

(1)	The Company is duly organized and validly existing under the laws of the State of Iowa.

(2)	The variable annuity contracts, when issued as contemplated by the said Form N-4 Registration Statement will constitute legal, validly issued and binding obligations of American Equity Investment Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to the said Form N-4 Registration Statement and to the reference to my name under the caption “Legal Matters” in the Statement of Additional Information contained in the said Registration Statement. In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Wendy L. Carlson

Wendy L. Carlson

General Counsel & Chief Financial Officer

American Equity Investment Life Insurance Company